Agreement And Plan Of Merger

Among

Cytta Corp., a Nevada Corporation

(“Parent”)

Cytta Merger Sub, Inc., a Nevada Corporation

(“Merger Sub”)

and,

EraStar, Inc., a Nevada Corporation

(“Company”)

Jens Dalsgaard, Steffan Dalsgaard, Vanessa Luna and Jamison Moore

(“Principals”)

and,

Any Holder Executing A Letter Of Transmittal

(“Joining Holders”)

September 11, 2014

TABLE OF CONTENTS

                                                                                                                                                             Page

Agreement and Plan of Merger

1

Recitals

1

Article 1, The Merger

Section 1.01 The Merger

1

Section 1.02 The Closing/Effective Time

2

Section 1.03 Certificate of Incorporation; Bylaws; Directors and Officers

2

Section 1.04 Treatment of Company Stock and Warrants

2

Section 1.05 Surrender and Payment

3

Section 1.06 Treatment of Dissenting Shares

4

Section 1.07 No Further Ownership Rights in Capital Stock

4

Section 1.08 Interest; No Liability

5

Article II, Closing Deliveries

Section 2.01 Closing Deliveries by Company and Principals

5

Section 2.02 Closing Deliveries by Parent and Merger Sub

5

Section 2.03 Joint Closing Legal Opinions by the Company, Parent and Merger Sub

5

Article III, Representations and Warranties of the Company

Section 3.01 Organization and Corporate Power

6

Section 3.02 Authorization; Valid and Binding Agreement

6

Section 3.03 Capital Stock

6

Section 3.04 Subsidiaries

7

Section 3.05 No Breach; Consents

7

Section 3.06 Financial Statements; Undisclosed Liabilities

7

Section 3.07 Absence of Certain Developments

8

Section 3.08 Assets and Properties

9

Section 3.09 Tax Matters

9

Section 3.10 Contracts and Commitments

9

Section 3.11 Intellectual Property

11

Section 3.12 Litigation

12

Section 3.13 Compliance with Laws

12

Section 3.14 Employment Matters

12

Section 3.15 Insurance

13

Section 3.16 Certain Payments

13

Section 3.17 Bank Accounts

13

Section 3.18 Brokerage

13

Section 3.19 Disclosure

13

Article IV, Representations and Warranties of the Parent and Merger Sub

Section 4.01 Organization and Power

13

Section 4.02 Authorization; Valid and Binding Agreement

13

Section 4.03 Issuance of Parent Shares

14

Section 4.04 Consents; No Breach

14

Section 4.05 Litigation

14

Section 4.06 Brokerage

14

Section 4.07 Public Filings

14

Section 4.08 Financial Statements

14

Section 4.09 Undisclosed Liabilities, Absence of Changes

15

Section 4.10 Share Issuances

16

Section 4.11 Disclosure

16

Article V, Covenants

Section 5.01 Director Elections

16

Section 5.02 Officer Appointments

16

Section 5.03 Director Resignations

16

Section 5.04 Subsidiary Officers & Directors

16

Article VI, Tax Matters

Section 6.01 Tax Covenants

17

Section 6.02 Cooperation and Exchange of Information

17

Article VII, Definitions

Section 7.01 Definitions

17

Article VIII, Miscellaneous

Section 8.01 Press Releases and Communications

24

Section 8.02 Expenses

24

Section 8.03 Knowledge Defined

24

Section 8.04 Notices

24

Section 8.05 Assignment

25

Section 8.06 Severability

25

Section 8.07 No Strict Construction

25

Section 8.08 Amendment and Waiver

25

Section 8.09 Complete Agreement

Section 8.10 Governing Law; Submission to Jurisdiction, Waiver of Jury Trial

25

Section 8.11 Termination

26

Section 8.12 Survival of Representations and Warranties

26

Section 8.13 Third Party Beneficiaries

26

Section 8.14 Specific Performance

26

Section 8.15 Further Assurances

26

Section 8.16 Counterparts

26

Section 8.17 Electronic Delivery

26

Section 8.18 Headings, Sub-Headings & Table of Contents

27

Exhibit A Letter of Transmittal

28-32

The Rest of this Page is Left Intentionally Blank

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 11, 2014, by and among Cytta Corp, a Nevada corporation (“Parent”), Cytta Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and EraStar, Inc., a Nevada corporation (the “Company”), EraStar  Medical, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“EMI”), Jens Dalsgaard, an individual (“Jens”), Steffan Dalsgaard, an individual (“Steffan”),  Vanessa Luna, an individual (“Vanessa”)  and Jamison Moore an individual (“Jamison”) together, the “Principals” (and each a “Principal”), any Holder executing a Letter of Transmittal (each a “Joining Holder” and collectively, the “Joining Holders”). Parent, Merger Sub, the Company, the Principals, and the Joining Holders are each referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VII below.

RECITALS

WHEREAS, this Agreement contemplates a transaction in which Parent shall acquire the Company pursuant to a transaction in which the Merger Sub shall merge with and into the Company, with the Company surviving the merger, in accordance with the Nevada Revised Statutes (the “NRS”) and the terms and conditions of this Agreement, and the holders of the Company Stock, and Warrants shall receive Parent Shares and Warrants, as consideration in such merger;

WHEREAS, the board of directors and the requisite number of the Holders of the Company have, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the Transactions and (ii) recommended acceptance of the Merger and approval of this Agreement and the Transactions by the Holders, all in accordance with the NRS;

WHEREAS, the board of directors of Parent and Merger Sub, and the stockholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the Transactions in accordance with the NRS;

WHEREAS, immediately prior to the Effective Time, the Parent Shares to be issued as consideration in the Merger will be contributed by Parent to the Merger Sub.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, representations and warranties and covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger.

(a) Upon the terms and subject to the conditions hereof, at the Effective Time, the Merger Sub shall be merged with and into the Company in accordance with the NRS (the “Merger”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) At the Effective Time (as defined below), the effect of the Merger shall be as provided in this Agreement and the Merger Certificate and as provided by the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property, rights, privileges and powers of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the NRS.

Section 1.02 Closing Date; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through executed documents on the date of this Agreement or at such other place or such other date as is mutually agreeable to the Parties. The date of the Closing is herein referred to as the “Closing Date.” At the Closing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Nevada in accordance with Section 92A. 200 of the NRS. The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and the Company shall agree in the Certificate of Merger (the “Effective Time”). In the event of a conflict between this Agreement and the Certificate of Merger, to the extent permitted by applicable Law, this Agreement shall govern. The Parties agree (subject to the rights granted in Section 8.12 which provides that the Parties may stipulate in writing to extend the date of the closing), that the Closing shall occur on or before October 6, 2014.

Section 1.03 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation.

(b) At the Effective Time, the bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the NRS.

(c) The officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the officers of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal. The directors of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

Section 1.04 Treatment of Company Stock and Warrants.

(a) At the Effective Time, except as otherwise provided in  Section 1.07, each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of holders thereof, into an equal number of shares of the Parent’s Series E Preferred Stock (the “Closing Preferred Stock Consideration”).

 (b) At the Effective Time, except as otherwise provided in  Section 1.07, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holders thereof, into ten (10) shares of the Parent’s Common Stock (such amount, the “Closing Common Stock Consideration”).

 (c) At the Effective Time, each Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled and exchanged for a Warrant of the Parent with a value equal to (i) the Per Share Price, multiplied by (ii) the original exercise price of the Warrant (the “Closing Warrant Consideration”).

(d) The aggregate Closing Preferred Stock Consideration, and the aggregate Closing Common Stock Consideration, (together, the “Closing Consideration”) shall be paid with Parent Stock; (i) the Company Shareholders holding Common Stock shall receive Twenty Seven Million Seven Hundred and Fifty Two Thousand  and Eight Hundred (27,528,000) newly issued shares of Parent Common Stock, par value $0.001 per share, of the Parent ( the “Parent Common Stock”), and (ii) the Company Shareholders holding Preferred Stock shall receive Five Hundred Thousand (500,000) shares of the Parent’s Series E Convertible Preferred Stock  (collectively the “Closing Consideration Shares”).

(e) The Closing Consideration Shares shall be allocated among the Holders as follows:

(i) Each Holder may elect in such Holder’s Letter of Transmittal and Acknowledgment to the Company to be allocated a number of Closing Consideration Shares equal to such Holder’s Proportionate Share of the total number of Closing Consideration Shares to be issued in the Merger (the “Elected Shares”). In the event that a Holder makes an election (an “Allocation Election”) to be allocated such Holder’s Proportionate Share of the Closing Consideration Shares, then such Holder will receive the Elected Shares, upon closing. If a Holder does not make an Allocation Election to be allocated the Holder’s Proportionate Share of the Closing Consideration Shares, or fails to return his Letter of Transmittal and Acknowledgment within the required period, the Holder will be deemed to make an Allocation Election and Acknowledgment to the Company to receive the Elected Shares and such Elected Shares will be held on his behalf by the Surviving Corporation.

 (f) At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid share of common stock of the Surviving Corporation.

(g) From and after the Effective Time, (i) the Shareholders of certificates evidencing ownership of the shares of Company Stock (“Company Stock Certificates”) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided for herein or under applicable Law, and (ii)  the Warrant Holders who hold Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Warrants except as otherwise provided for herein or under applicable Law.

(h) “Per Share Price” shall mean an amount equal to $0.10 per share.

Section 1.05 Surrender and Payment.

(a) Company agrees hereunder that promptly at the Effective Time, the Company shall deliver based upon its best good faith efforts, (i) a Letter of Transmittal and Acknowledgment (the “Letter of Transmittal”), to those entitled to receive a portion of the Aggregate Merger Consideration in respect of their shares of Company Common Stock or Company Preferred Stock or in respect of their Warrants,

(b) After the Effective Time, Parent shall promptly deliver (i) to the Surviving Corporation for delivery to each Stockholder who has communicated a Letter of Transmittal and Acknowledgment the Company Stock Certificates representing outstanding shares of Company Stock and (ii) to the Surviving Corporation for delivery to each Warrant Holder who has communicated a Letter of Transmittal and Acknowledgment a certificate representing the Closing Warrant Consideration issuable to each such Holder

(c) The Closing Consideration Shares issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a) (2) thereof and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Holders of their Parent Shares has become registered (including pursuant to a Registration Statement declared effective by the Securities and Exchange Commission) under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Shares issued to the Holders hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS TO WHICH A PRIOR OPINION OF COUNSEL MAY BE REQUIRED BY THE ISSUER OR THE TRANSFER AGENT”

(d) As promptly as practicable following the Effective Time, Surviving Corporation shall deliver to each Holder a copy of the Disclosure Materials and the applicable Letter of Transmittal and Acknowledgment, and Surviving Corporation shall (i) deliver to each Stockholder who has completed a Letter of Transmittal and Acknowledgment, the Closing Consideration Shares.

  (e) The Company shall deliver to Parent, at least two (2) Business Days prior to the Closing Date, a distribution schedule (the “Distribution Schedule”), including an electronic copy thereof in Microsoft Excel format, setting forth the matters set forth below in this paragraph. Parent and the Surviving Corporation shall be able to rely on, and shall have no Liability to any Party or to any Holder or to any other Person for any payment reflected on or made in accordance with, the Distribution Schedule. The Distribution Schedule shall include:

(i) the name, address (as listed in the corporate record books of the Company), the social security number or tax identification number of each Holder;

(ii) each Holder’s Proportionate Share and the number of Closing Consideration Shares that would be payable to each Holder  in the event the Holder makes an Allocation Election to receive Closing Consideration Shares;

 (iv) the Allocation Elections of the Major Holders, and the amount of Closing Consideration Shares to be paid to each of the Major Holders,.

 (v) the number of (A) shares (separated by class and series) of Company Stock, and (B) Warrants (and the number of shares of Company Stock issuable upon exercise thereof), if any, held by each such Holder; and

(vi) certificate prefix(es) and certificate number(s) for the Company Stock.

Section 1.06 Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Stockholders who have properly demanded appraisal of their shares of Company Stock pursuant to, and who comply in all respects with, the provisions of Section 262 of the NRS as applicable (“Dissenting Shares”) in their Letter of Transmittal and Acknowledgment shall not have such shares converted as provided herein, but instead such Stockholders shall be entitled to such rights (and only such rights) as are granted under Section 262 of the NRS as applicable. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the NRS. Notwithstanding the foregoing, if any Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under such statutes or if a court of competent jurisdiction shall determine that such Stockholders is not entitled to the relief provided by such statutes, then the rights of such Stockholders under Section 262 of the NRS shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time as set forth in Section 1.04. The Company shall give Parent prompt written notice of any demands for appraisal with respect to Dissenting Shares, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands, and any settlements with respect thereto shall not be entered into without the prior written consent of Representative and Parent (such consents not to be unreasonably withheld or delayed).

Section 1.07 No Further Ownership Rights in Capital Stock. The consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Stock (including any rights to receive accrued but unpaid dividends or any liquidation preference on the Company Stock, if any), the Warrants, and, from and after the Effective Time, the Stockholders, and Warrant Holders shall cease to have any rights with respect to the shares of Company Stock (including any rights to receive any accrued but unpaid dividends or any liquidation preference on such shares, if any), and Warrants, as applicable, except as otherwise expressly provided for in this Agreement. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock. If, after the Effective Time, Company Stock Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided and in accordance with this Agreement.

Section 1.08 Interest; No Liability. All payments made pursuant to this Article I, whether at the Closing or afterwards, shall be without interest. None of Parent, Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE II

CLOSING DELIVERIES

Section 2.01 Closing Deliveries by Company and Principals. At the Closing, the Company and/or Principals (as applicable) shall deliver to Parent each of the following:

 (i) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement, the Merger and the other Transaction Documents, and the consummation of all the Transactions;

(ii) certified copies of the resolutions duly adopted by the Company’s stockholders approving this Agreement, the Merger and the other Transaction Documents, and the consummation of all the Transactions

(iii) (A) a certified copy of the certificate of incorporation of the Company and (B) a certificate of good standing from the Secretary of State of the State of Nevada dated within five (5) Business Days of the Closing Date;

 (iv) completed Letters of Transmittal and Acknowledgments executed by the Major Holders, executed by each of the Major Holders who has elected to receive Closing Consideration Shares;

(v) an updated Distribution Schedule (the “Updated Distribution Schedule”);

(vii) evidence reasonably satisfactory to Parent that the Net Working Capital is equal to or greater than $25,000;

(viii) evidence reasonably satisfactory to Parent that the amount of outstanding Indebtedness of the Company to the Company Bank as of the Closing is equal to or less than $5,000;

(ix) Employment Agreements in the form attached hereto as Exhibit B

 (“Employment Agreement”), executed by each of the Principals;

Section 2.02 Closing Deliveries by Parent and Merger Sub. At the Closing, Parent and/or Merger Sub, as applicable, shall deliver to the Company each of the following:

 (i) certified copies of the resolutions duly adopted by Parent’s board of directors (or equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement, the Merger and the other Transaction Documents, and the consummation of all of the Transactions;

(ii) (A) a certified copy of the certificate of incorporation or equivalent organizational document of Merger Sub and (B) a certificate of good standing or equivalent certificate from the jurisdictions in which Parent and Merger Sub are incorporated or formed, in each case, dated within five (5) Business Days of the Closing Date; and

(iii) Evidence in a form reasonably satisfactory to the Company that the Parent Shares to be issued in the Merger have been contributed by Parent to the Merger Sub.

Section 2.03 Joint Closing Legal Opinions by the Company, Parent and Merger Sub. At the Closing, the Company, the Parent and the Merger Sub shall provide an opinion of their respective counsel attesting to: (i) the Company and Parent are corporations duly incorporated validly existing and in good standing under the laws of the State of Nevada; (ii) each of the Company and Parent subsidiaries is a corporation duly incorporated, validly existing and good standing under the laws of its jurisdiction of incorporation; (iii) each of the Company, Parent and its subsidiaries has the corporate power to carry on business as currently conducted on the Closing Date; (iv) the authorized capital stock of the Company and Parent consists of number of shares stated in the Agreement, and the shares issued and outstanding as of the date of the opinion are validly issued and outstanding and are fully paid; (v) the Company and Parent have taken all required corporate actions to approve and adopt the Agreement and the Agreement is a valid and binding obligation of the Company and the Parent, enforceable in accordance with its terms; (vi) the execution and delivery of the Agreement by the Company and the Parent do not, and the consummation of the Transactions contemplated by the Agreement will not, constitute a breach of the charter or bylaws of the Company or the Parent or any of their subsidiaries; (vii) all filings required to be made by the Company or Parent prior to the Closing Date and all consents, etc. required to be obtained prior to the Closing Date from governmental or regulatory authorities in connection with the execution and delivery of the Agreement and the consummation of the Transactions contemplated thereby have been made or obtained; and, (viii) all actions and proceedings of any nature required to be carried out the Agreement, and all other legal matters, have been approved by counsel to the Company and Parent and counsel has received all documents, certificates, and other documents reasonably requested by it in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Parent and Merger Sub, each of which is true and correct on the date hereof and as of the Closing Date with reference to the facts and circumstances then existing and shall survive the Closing and the consummation of the Transactions.

Section 3.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, and all such jurisdictions are set forth on Section 3.01 of the Disclosure Schedule. True, correct and complete copies of the Company Charter and bylaws of the Company, including all amendments or restatements thereof (collectively, the “Organizational Documents”) have been heretofore made available to Parent. The Company has provided to the Parent true, correct and complete copies of the minute books of the Company, and such minute books contain a complete summary of all meetings and actions of the Company’s board of directors, including all committees thereof, and stockholders since the date of incorporation of the Company and reflect all transactions referred to in such minutes accurately.

Section 3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of the Company (including by the Company’s board of directors and Stockholders), and no other proceedings on the Company’s part (or the Company’s board of directors or Stockholders) are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions.

Section 3.03 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock (of which 90,000,000 shares are designated as Company Common Stock and 10,000,000 shares are designated as Company Preferred Stock). The respective rights, restrictions, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter. Each share of each class of Company Preferred Stock is presently convertible into Company Common Stock on the basis set forth in the Company’s Organizational Documents and the consummation of the Transactions will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Company Preferred Stock. All of the shares of Company Common Stock that may be issued upon conversion of the Company Preferred Stock and all of the shares of Company Common Stock or Company Preferred Stock that may be issued pursuant to the exercise of outstanding Warrants will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(b) Section 3.03 of the Disclosure Schedule sets forth a true, correct and complete summary of the outstanding Company Stock, and Warrants, including (i) the record and beneficial owners thereof and their respective ownership amounts and, with respect to shares of Company Stock, the class and series of Company Stock and (ii) with respect to each Warrant, the date of grant or issuance, the exercise price, the number and type of shares issuable upon exercise, and the vesting schedule and terms.

(c) All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, non-assessable and are free of and from Liens, preemptive or similar rights and restrictions on transfer and are owned of record and beneficially by the Stockholders set forth on Section 3.03 of the Disclosure Schedule free and clear of all Liens, preemptive or similar rights and restrictions on transfer. All of the issued and outstanding shares of Company Stock and all outstanding Warrants (i) have been duly authorized by all necessary corporate action, (ii) were issued in compliance with all applicable Laws, Contracts and Benefit Plans and (iii) were not issued in breach or violation of any preemptive or similar rights or any other rights of any Person.

(d) Section 3.03(d) of the Disclosure Schedule accurately, which accuracy includes the allocation of the Aggregate Merger Consideration as provided for therein being compliant with the Company Charter, sets forth the amount of Closing Consideration each Holder is entitled to be paid on such Holder’s Company Stock, or Warrant in accordance with the provisions of Article I.

Section 3.04 Subsidiaries. The Company has one (1) wholly owned Subsidiary EMI.

Section 3.05 No Breach; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions do not conflict with or result in any breach of, constitute a default or an event of default under (or an event that, with notice or lapse of time, or both, would constitute a default or event of default under), result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets or capital stock of the Company (including any of the Company Stock), or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any Person or Governmental Body, under the provisions of the Company’s Organizational Documents or any Contract or restriction to which the Company or any Holder is a party or bound (or any Contract or restriction by which the Company or any Holder or any of their respective capital stock, assets or properties may be bound or affected), or any Law, Order or Permit, or otherwise.

Section 3.06 Financial Statements; Undisclosed Liabilities.

(a) Prior to the date hereof, the Company has provided Parent with true, correct and complete copies of: (i) the Company’s unaudited balance sheet as of June 30, 2014 (the “Latest Balance Sheet”) and the related statement of income, stockholders’ equity and cash flow for the 6-month period then ended and (ii) the Company’s audited compiled balance sheet and statement of income, stockholders’ equity and cash flow for the fiscal years ended December 31, 2013 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). The Financial Statements (i) were compiled from books and records and other financial records regularly maintained by management of the Company used to prepare the financial statements of the Company, which books and records and other financial records are accurate, complete and current in all material respects, (ii) present fairly and accurately in all material respects the financial condition, cash flows and results of operations of the Company as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from normal and recurring year-end adjustments, none of which are material either individually or in the aggregate).

(b) The Company maintains adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management’s general or specific authorization; and (iv) accounts, notes, inventories and receivables are recorded accurately and appropriate action is taken with respect to any differences.

(c) The Company is not a party to, and the Company has no commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company in the Company’s financial statements.

(d) The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business, (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (iii) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet, on the accounting records of the Company made available to Parent, are collectible in full within 60 days after billing. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company made available to Parent have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(e) The Company does not have any Liabilities, except (i) Liabilities reflected on the Latest Balance Sheet or (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Developments. Since June 30, 2014, there has not been any Material Adverse Effect. Since June 30, 2014, the Company has carried on and operated its business in all material respects in the Ordinary Course of Business, and the Company has not:

(a) amended, modified or adopted any change in its Organizational Documents;

(b) subjected any of its properties, assets or capital stock to any Lien;

(c) sold, leased, assigned, transferred or purchased any material tangible assets, in each case, in a single or related series of transactions;

(d) issued, sold, redeemed, transferred, pledged, disposed of or encumbered any of its capital stock or other equity securities (including any Company Stock), securities convertible into its capital stock or other equity securities (including Company Stock) or warrants, options or other rights to acquire its capital stock or other equity securities (including Company Stock), or any bonds or debt securities;

(e) made any changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors, or employees other than increases in base salaries and/or wages that are less than $10,000 per individual and that are consistent with past practices;

(f) hired or terminated any officers or employees of the Company with fixed annual compensation in excess of $50,000 per individual;

(g) paid, loaned or advanced (other than the payment of salary and benefits in the Ordinary Course of Business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business or other than at arms’ length;

(h) commenced or settled any Action;

(i) made any change in accounting principles, methods, procedures or policies, except as required by GAAP;

(j) made, changed or revoked any material Tax election or settled or compromised any Tax claim or Liability;

(k) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(l) incurred or discharged any Indebtedness;

(m) made capital expenditures or capital additions or betterments in excess of $10,000 in the aggregate;

(n) suffered any material damage, destruction or loss, whether or not covered by insurance;

(o) sold, assigned, transferred, licensed, sublicensed, abandoned or allowed to lapse or expire any Intellectual Property rights or other intangible assets;

(p) deferred, extended or failed to pay any of the Liabilities of the Company as and when the same become due or allowed the level of the Liabilities of the Company to increase in any material respect or prepaid any of the Liabilities of the Company;

(q) entered into any other transaction or Contract or permitted to occur any other event or condition not in the Ordinary Course of Business that relates to or affects the business or assets of the Company; and/or

(r) committed to do any of the foregoing.

Section 3.08 Assets and Properties.

(a) The Company has good and marketable title to all of its assets (including all assets reflected on the Latest Balance Sheet) free and clear of all Liens.

 (c) The Company owns no, and has never owned any, real property.

(d) The real property leased or demised by the leases described on Section 3.08(d) of the Disclosure Schedule, (the “Leased Real Property”) constitutes all of the real property used, occupied or leased by the Company.

Section 3.09 Tax Matters.

(a) All material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and remitted such amounts to the appropriate Governmental Body.

Section 3.10 Contracts and Commitments.

(a) Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Company is not party to, bound by or subject to (and none of the Company’s assets are subject to and the Company has no rights, obligations or Liabilities under) any:

(i) Contract involving aggregate consideration in excess of $25,000;

(ii) Contract relating to any acquisition or disposition by the Company of any material assets or properties or the operating business or capital stock of any other Person, or relating to any such prior acquisition to the extent the Company has any remaining right, obligation or Liability (whether fixed or contingent) thereunder;

(iii) Contract relating to the capital stock or other equity interests of the Company (including any Company Stock), including any voting or transfer restrictions or arrangements relating to the capital stock or other equity interests of the Company (including any Company Stock) or any rights to purchase or acquire any capital stock or other equity interests of the Company (including any Company Stock);

 (vi) Contract establishing any joint ventures or partnerships;

(vii) Contract reflecting a settlement of any threatened or pending legal proceedings or Action;

(viii) Contract (A) prohibiting or materially limiting the right of the Company to compete in any line of business or to conduct business with any Person or in any geographical area, (B) containing a most favored nation or similar provision in favor of any customer or counterparty, or (C) obligating the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(ix) Contract with respect to, relating to or involving Intellectual Property (including any Company Intellectual Property), including any Contract pursuant to which any Intellectual Property (including any Company Intellectual Property) is or has been licensed, sold, assigned or otherwise conveyed or provided to or by the Company (including any IP Licenses);

(x) stock purchase, stock option, warrant or similar plan;

(xi) Contract or indenture relating to the borrowing of money or Indebtedness or to placing a Lien on any of the Company’s assets;

(xii) Guaranty of any obligation for borrowed money;

(xiii) Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $10,000;

(xiv) Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $10,000;

(xv) Contract relating to (or for the use or occupancy of) any real property (including any Leased Real Property);

(xvi) Contract or group of related Contracts with the same party for the purchase or sale of materials, supplies, goods, services, equipment or other assets or properties involving aggregate consideration in excess of $10,000;

(xvii) Contract with any Governmental Body;

 (xix) Contract under which any Person has been granted the right to manufacture, sell, market or distribute any Company Product on an exclusive basis to any Person or group of Persons or in any geographical area;

(xx) Contract between the Company, on the one hand, and any Affiliate, officer, director, employee or independent contractor of the Company, on the other hand;

(xxi) Contract for or relating to employment or engagement as an independent contractor or consultant;

(xxii) Contract to enter into any of the foregoing; and

(xxiii) any other Contract that is material to the Company.

(b) The Company has provided Parent and Merger Sub  a true, complete and correct copy of all written Material Contracts, together with all amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Material Contract.

(c) The Company is not in default under any Contract listed, (each, a “Material Contract” and, collectively, the “Material Contracts”), and no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default by the Company under any Material Contact or cause the acceleration of any of the Company’s obligations thereunder or result in the creation of any Lien on any of the capital stock or other equity or ownership securities, or any of the assets, of the Company

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth, for the Company Intellectual Property or Company-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) issued Patents and Patent applications; (ii) Trademark registrations, applications for registration; (iii) registered Copyrights; and (iv) Domain Names, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number.

(b) The Company (i) exclusively owns and possesses all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and (ii) has the right to use pursuant to a valid and enforceable agreement, free and clear of all Liens (other than Permitted Liens), all other Company Intellectual Property, as necessary for the conduct of the business of the Company as currently conducted.

 (d) The Company has not violated, misappropriated or infringed, and is not violating, misappropriating or infringing, any Intellectual Property of any other Person. Without limiting the generality of the foregoing, there are no U.S. Patents, or foreign Patents, in each case, where applicable, that are infringed by the current operation of the Company’s business or Company’s use of the Company-Owned Intellectual Property as it is currently used.

(e) To the Company’s knowledge, no Person has or is infringing any of the Company Intellectual Property.

(f) The Company has taken commercially reasonable actions to maintain the confidentiality and secrecy of the confidential information, Company Data, and Trade Secrets of the Company. To the Company’s knowledge, there has not been any breach by any third party of any confidentiality obligation to the Company.

(g) Neither this Agreement nor any Transaction Document (nor the execution, delivery or performance of this Agreement or any of the other Transaction Documents) nor consummation of the Transactions will, pursuant to any Contract in which the Company is bound, (i) result in the Company granting to any third party any right to or with respect to any Company-Owned Intellectual Property; (ii) result in the Company being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company prior to the Closing Date.

(h) Section 3.11(b) of the Disclosure Schedule sets forth a list of all Company Products. To the Company’s knowledge, the Company-Owned Software and Company Products are free from material defects as to the core functionality thereof and operate in accordance with all applicable contractual commitments and published specifications, in all material respects.

(i) The Company has made available to Parent true, correct and complete copies of all Company Intellectual Property and IP Licenses.

(j) The Company possesses all necessary rights to use all Software, software development tools, library functions, compilers, middleware and system, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s business as presently conducted (the “Systems”). To the Company’s knowledge, the Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the Company’s business.

(k) The Company has complied in all material respects with all applicable Privacy Laws and other applicable laws regarding the disclosure of data. The Company takes and has taken all necessary measures required by any Contract to which the Company is bound or any Law applicable to the Company’s business and Company Products (collectively, the “Security Requirements”), to protect, safeguard, and maintain the confidentiality, integrity and security of the Systems, Company Products and Company-Owned Software owned or controlled by Company and all information, data, and transactions stored or contained therein or transmitted thereby (the “Company Data”), against any unauthorized use, access, transmittal, interruption, modification or corruption.

Section 3.12 Litigation. There is no Action pending or, to the Company’s knowledge, threatened or anticipated against the Company or its shareholders, directors, officers or employees (in such capacity) or its business, assets or Liabilities. To the Company’s knowledge, no event has occurred or action taken that is reasonably likely to result in such Action. The Company is not engaged in any Action to recover monies due it or for damages sustained by it.

Section 3.13 Compliance with Laws.

(a) The Company (including its business and assets) is and has at all times been in compliance with all applicable Laws and Orders in all material respects. The Company has not received notice of any violation or alleged violation of any Laws or Orders. All reports, filings and returns required to be filed by or on behalf of the Company with any Governmental Body have been filed and, when filed, were true, correct and complete in all material respects.

(b) The Company has all Permits required, and all exemptions from requirements to obtain or apply for any Permits, for the conduct of its business (as the Company currently conducts its business and as the Company proposes to conduct its business) and the operation of the Company’ s facilities.

Section 3.14 Employment Matters.

(a) Section 3.14(a) of the Disclosure Schedule contains a list of all Persons who are employees, independent contractors or consultants of the Company, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire (or engagement) date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b) Except as set forth in Section 3.14 of the Disclosure Schedule, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the Closing have been (or will be prior to the Closing) paid in full and there are no outstanding Contracts, agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(c) The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(d) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedule lists each insurance policy maintained by the Company or under which the Company is a named insured or otherwise the beneficiary of coverage, including (a) the policy number, (b) the period, scope and amount of coverage, (c) the premium charged and (d) a current, complete and accurate list of all insurance claims made by or on behalf of the Company since November 1, 2013. True, correct and complete copies of all such insurance policies have been made available to Parent in the Data Room. All such insurance policies are in full force and effect and shall continue in full force and effect immediately following the Closing.

Section 3.16 Certain Payments. Neither the Company nor any Holder nor, to the knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of the Company or any Holder, has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for the Company, (b) to pay for favorable treatment for business secured by the Company, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (d) in violation of applicable Law or any Order.

Section 3.17 Bank Accounts. Section 3.16 of the Disclosure Schedule sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.18 Brokerage. There are no claims for nor shall any Person be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Holders or the Company or any of their respective Affiliates.

Section 3.19 Disclosure. Neither this Agreement (including the representations and warranties set forth in this Article III) nor the Disclosure Schedule nor any certificate delivered by or on behalf of the Company or any Holder pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The portions of the Disclosure Materials prepared by the Company do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.01 Organization and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

Section 4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions by Parent and Merger Sub have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub, respectively, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.03 Issuance of Parent Shares. The issuance and delivery of Parent Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Parent and, when issued as contemplated hereby, such Parent Shares shall be duly and validly issued, fully paid and non-assessable.

Section 4.04 Consents; No Breach. Except for (a) applicable requirements of the Exchange Act, including the filing of any Current Report on Form 8-K required to be filed in connection with the Transactions any filings required under state securities Laws, any filings required by FINRA and (e) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada, (i) neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation of the Transactions by Parent or Merger Sub, (ii) no consent, approval or authorization of any Governmental Body is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the Transactions by Parent or Merger Sub, except for those consents, approvals and authorizations relating to any filings or notifications that relate solely to the identity of Parent or Merger Sub or the nature of the business carried on by the Company or any of its Affiliates, and (iii) neither Parent nor Merger Sub is subject to or obligated under, to the extent applicable, any provision of its certificate of incorporation or its bylaws, any applicable Law, or any material agreement, which would be breached or violated in any material respect by the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the Transactions by Parent or Merger Sub.

Section 4.05 Litigation. There are no Actions pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that would reasonably be expected to adversely affect the performance of Parent or Merger Sub under this Agreement or the consummation of the Transactions by Parent or Merger Sub. There are no material Actions pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub.

Section 4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

Section 4.07 Public Filings. Parent has made all filings required under the Exchange Act and the Securities Act and the rules and regulations of the SEC issued thereunder (the “SEC Reports”). The Parent SEC Reports (i) complied with the then-applicable requirements of the Exchange Act and Securities Act, as the case may be, and the rules of the SEC issued thereunder, and (ii) did not contain as of their respective filing dates (except as amended, and in such cases, as of their amended filing dates) any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.08 Financial Statements. The audited consolidated financial statements of Parent and its subsidiaries contained in Parent’s Annual Report on Form 10-K for the year ended September 30, 2013 and the unaudited consolidated financial statements of Parent and its subsidiaries contained in the Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (i) were compiled from books and records and other financial records regularly maintained by management of Parent used to prepare the financial statements of Parent, which books and records and other financial records are accurate, complete and current in all material respects and (ii) present fairly and accurately in all material respects the financial condition, cash flows and results of operations of Parent as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal and recurring year-end adjustments).

Section 4.09 Undisclosed Liabilities, Absence of Changes. Parent does not have any material Liabilities, except (i) Liabilities reflected on the balance sheet dated June 30, 2014 contained in Parent’s Form 10-Q for the quarter ended June 30, 2014 or (ii) Liabilities incurred in the Ordinary course of Business since June 30, 2014. Other than as disclosed by Parent in the SEC Reports, since June 30, 2014, Parent has carried on and operated its business in all material respects in the Ordinary course of Business, and the Parent has experienced no change, effect, event, circumstance, occurrence, state of facts or development, which individually or in the aggregate, with all other changes, effects, events, circumstances, occurrences, states of facts and developments, has or could be expected to have a material adverse effect upon its business, assets, liabilities, financial condition, prospects or operating results.

 (a) Prior to the date hereof, the Parent has provided the Company with true, correct and complete copies of: (i) the Company’s unaudited balance sheet as of June 30, 2014 (the “Latest Parent Balance Sheet”) and the related statement of income, stockholders’ equity and cash flow for the 6-month period then ended and (ii) the Company’s audited compiled balance sheet and statement of income, stockholders’ equity and cash flow for the fiscal years ended September 30, 2013 (all such financial statements referred to in (i) and (ii), the “Parent Financial Statements”). The Parent Financial Statements (i) were compiled from books and records and other financial records regularly maintained by management of the Parent used to prepare the financial statements of the Parent, which books and records and other financial records are accurate, complete and current in all material respects, (ii) present fairly and accurately in all material respects the financial condition, cash flows and results of operations of the Parent as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from normal and recurring year-end adjustments, none of which are material either individually or in the aggregate).

(b) The Parent maintains adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for the assets of the Parent; (iii) access to the assets of the Parent is permitted only in accordance with management’s general or specific authorization; and (iv) accounts, notes, inventories and receivables are recorded accurately and appropriate action is taken with respect to any differences.

(c) The Parent is not a party to, and the Parent has no commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between the Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Parent in the Parent’s financial statements.

(d) The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Parent involving the sale of goods or the rendering of services in the Ordinary Course of Business, (ii) constitute only valid, undisputed claims of the Parent not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (iii) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet, on the accounting records of the Parent made available to Parent, are collectible in full within 60 days after billing. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Parent made available to Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(e) The Parent does not have any Liabilities, except (i) Liabilities reflected on the Latest Balance Sheet or (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount.

(f) The Parent acknowledges and agrees that the sum of $438,100 listed on the interim balance sheet of the Parent dated as of June 30, 2014 as “Due to related parties” and the sum of $659,473 listed on the interim balance sheet of the Parent dated as of June 30, 2014 as “Subscriptions payable” have both been converted into common shares of the Parent with the appropriate restrictions attached resulting in both of these items being removed from the Balance sheet, since the filing of the June 30th, 2014 10QSB.

Section 4.09 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. The respective rights, restrictions, privileges and preferences of the authorized capital stock of Parent are as stated in the Parent SEC Reports.

Section 4.10 Share Issuances. All of the outstanding shares of Parent Stock have been duly authorized and validly issued and are fully paid, non-assessable and are free of and from Liens, preemptive or similar rights and restrictions on transfer and are owned of record and beneficially by the Parent Stockholders free and clear of all Liens, preemptive or similar rights and restrictions on transfer. All of the issued and outstanding shares of Parent Stock (i) have been duly authorized by all necessary corporate action, (ii) were issued in compliance with all applicable Laws, Contracts and Regulatory Requirements and (iii) were not issued in breach or violation of any preemptive or similar rights or any other rights of any Person.

Section 4.11 Disclosure. Neither this Agreement (including the representations and warranties set forth in this Article IV) nor any certificate delivered by Parent or Merger Sub pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The portions of the Disclosure Materials prepared by Parent do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS

Section 5.01 Director Election. The board of directors of Parent (the “Parent Board”) shall take, all required action necessary to cause Jens, Steffan and Vanessa to be elected to the Parent Board as of the Effective Date. In addition, beginning with the 2015 annual meeting of stockholders of Parent and at each annual meeting of stockholders of Parent thereafter for so long as the requirements of the last sentence of this paragraph are satisfied, the Parent Board will nominate and recommend the Principals for election as a director of Parent at such meeting.

Section 5.02 Officer Appointment.  The Board agrees to appoint Jens, Steffan, Vanessa and Jamison to the positions of Co-CEO, CEO, President/Chief Operating Officer/CFO, and Vice President- Chief Business Development Officer.  Mr. Stephansen shall resign as President and assume the position VP Finance and Technology.  Mr. Campbell shall resign as CEO, and CFO of the Parent.  Mr. Dinovo shall resign as CTO of the Parent.

Section 5.03 Director Resignation.  Mr. Campbell and Mr. Dinovo shall resign as Directors of the Parent

Section 5.04 Subsidiary Director and Officers.  After the Merger Mr. Campbell will be appointed Director and CEO of EraStar Medical Inc. and Mr. Dinovo will be appointed CTO.  Mr. Stephansen will be appointed Director and President of EraStar Medical, Inc.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Holders when due.

(b) Parent shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Surviving Corporation after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice, except to the extent such past practice does not have sufficient support in Law to avoid the imposition of fines or penalties.

Section 6.02 Cooperation and Exchange of Information. The Holders, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.

ARTICLE VII

DEFINITIONS

Section 7.01 Definitions. For purposes hereof, the following terms shall have the respective meanings set forth herein:

“Action” means any pending or threatened claim, action, cause of action, demand, suit, arbitration, inquiry, audit, notice, proceeding, litigation, arbitration, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, formal or informal, whether at law or in equity.

“Acknowledgment” means either a written, fax, email or oral communication memorialized in writing by the Company concerning the Holder’s election for his/her or its Letter of Transmittal.

 “Aggregate Merger Consideration” has the meaning set forth in Section 1.04(l).

“Agreed Accounting Principles” means GAAP.

“Agreement” has the meaning set forth in the preamble.

“Allocation Election” has the meaning set forth in Section 1.04(f).

 “Business “means (a) EraStar’s Business of providing business consulting, strategic communications, and media planning and outreach to its business clients.

“Business Day” means any day that is not a Saturday, a Sunday or a day which banks are required or permitted or required to be closed in Las Vegas NV.

 “Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“Certificate of Merger” has the meaning set forth in Section 1.02.

 “Closing” has the meaning set forth in Section 1.02.

“Closing Common Stock Consideration” has the meaning set forth in Section 1.04(b).

“Closing Consideration” has the meaning set forth in Section 1.04(f).

“Closing Consideration Shares” has the meaning set forth in Section 1.04(f).

“Closing Date” has the meaning set forth in Section 1.02.

 “Closing Preferred Stock Consideration” has the meaning set forth in Section 1.04(a).

“Closing Statement” has the meaning set forth in Section 1.05(j).

“Closing Warrant Consideration” has the meaning set forth in Section 1.04(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Bank” means Chase Bank.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company.

“Company Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company Data” has the meaning set forth in Section 3.11(n).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01 (Organization and Corporate Power), Section 3.02 (Authorization; Valid and Binding Agreement), Section 3.03 (Capital Stock), and Section 3.04 (Subsidiaries).

“Company Intellectual Property” means all Intellectual Property that is owned, licensed or used by the Company in the conduct of the Company’s business as currently conducted or as currently proposed to be Conducted, or necessary for the creation, production, distribution, marketing or sale of any Company Products, in each case as currently conducted by or on behalf of the Company, including all (i) Company-Owned Intellectual Property, (ii) Inbound IP Licenses and (iii) Company-Owned Software.

“Company-Owned Intellectual Property” shall mean any Intellectual Property, including Company-Owned Software, that is owned by (or purported to be owned by) the Company.

“Company-Owned Software” means all proprietary Software owned (or purported to be owned by) by the Company.

“Company Preferred Stock” means the Company’s Preferred Stock.

“Company Products” means all of the products and services currently marketed, licensed, sold or offered for sale by the Company (including all content, components, elements, toolkits, Software Systems, devices, hardware, equipment, and other items designed, developed, manufactured, assembled, sold, leased, installed, licensed, hosted or otherwise made available by or on behalf of Company).

“Company Stock” means the Company Preferred Stock and the Company Common Stock.

“Company Stock Certificates” has the meaning set forth in Section 1.04(j).

“Competitor” means any Person that directly or indirectly is engaged in the Business.

“Confidential Information” means and includes (i) any and all ideas, information (whether written or oral), knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which any Person has knowledge as a result of its, his or her participation in, or direct or indirect beneficial ownership of, the Company or any Company Stock, Options or Warrants, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data, (ii) any and all information, whether written or oral, provided pursuant to this Agreement and/or concerning Parent, the Company, the Surviving Corporation or any of their respective representatives or Affiliates, and (iii) any confidential information with respect to the Company’s (or the Surviving Corporation’s or Parent’s) Business or the businesses of its clients or customers, including: the trade secrets of the Company (or the Surviving Corporation or Parent); products or services; standard proposals; standard submissions, surveys and analyses; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; the Company’s (or the Surviving Corporation’s or Parent’s) existing and prospective clients and customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other related data; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (A) is generally available to the public on the date of this Agreement or (B) becomes generally available to the public other than as a result of a disclosure by any Principal, any Holder or the Representative.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment, arrangement or undertaking of any nature.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

 “NRS” has the meaning set forth in the recitals.

“Disclosure Materials” means the documents, materials and notices prepared by the Company and Parent notifying any Stockholders or other Holders of the Merger and that appraisal rights are available under Nevada Law, notifying them of the process for receiving their applicable portion of the Aggregate Merger Consideration and making an Allocation Election, and providing other information about the Company and Parent.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Disputed Items” has the meaning set forth in Section 1.05(k).

“Dissenting Shares” has the meaning set forth in Section 1.07.

“Distribution Schedule” has the meaning set forth in Section 1.05(p).

“Effective Time” has the meaning set forth in Section 1.02.

“Elected Shares” has the meaning set forth in Section 1.04(g).

“Electronic Delivery” has the meaning set forth in Section 8.15.

“Employment Agreement” has the meaning set forth in Section 2.01(xv).

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

 “Financial Statements” has the meaning set forth in Section 3.06(a).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, authority, instrumentality, court or other tribunal or body of any of the foregoing or any arbitrator.

 “Holders” means the Stockholders and the Warrantholders.

 “Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables incurred in the Ordinary Course of Business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all domestic and foreign (i) patents and patent applications, and all patents issuing thereon, including utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications and goodwill associated therewith, and the right to recover for past, present and future infringement thereof (collectively, “Trademarks”); (iii) copyrights and all works of authorship, whether or not registered, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including computer programs, operating systems, applications, software, firmware, tools, rights in data, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, routing engines, and any and all specifications, enhancements and documentation related thereto and all copyrights therein, whether operational, or under development, including all object code, source code, data files, rules, databases, compilations, tool sets, compilers, higher level or proprietary languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, operating procedures, technical manuals, user manuals and other documentation and materials related thereto, whether in machine-readable form, programming language or any other language or symbols (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints (collectively, “Trade Secrets” ); (vii) all other intellectual property and proprietary rights in any form or medium known or later devised; and (viii) all copies and tangible embodiments of the foregoing, all goodwill associated with any of the foregoing and rights to recover for past, present and future infringement associated with any of the foregoing.

“IP Licenses” means all Contracts pursuant to which Company (i) has acquired or received a license to any rights (including usage rights) in or to any Intellectual Property (“Inbound IP Licenses”); or (ii) has licensed, granted, or transferred rights to any Intellectual Property to a third party, including applicable license agreements, settlement agreements, and covenants not to sue.

“IRS” means the Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 3.06(a).

“Law” means any foreign or U.S., federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, constitution, guidance document, judgment, Order, decree or other requirement, guidance, interpretation or rule of any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 3.08(d).

“Letters of Transmittal” has the meaning set forth in Section 1.05(b).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

 “Major Holders” means the Principals,

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, which individually or in the aggregate, with all other changes, effects, events, circumstances, occurrences, states of facts and developments, has or could be expected to have a material adverse effect (a) on the ability of the Company or any of the Holders to consummate the Transactions or perform their obligations under this Agreement or any of the other Transaction Documents or (b) upon the business, assets, liabilities, financial condition, prospects or operating results of the Company.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 3.10(c).

“Measurement Date” has the meaning set forth in Section 1.13.

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Sub” has the meaning set forth in the preamble.

 “Net Working Capital” means, as of the Closing, (i) the sum of the total current assets of the Company (determined in accordance with the Agreed Accounting Principles), minus (ii) the sum of the total current liabilities of the Company (determined in accordance with the Agreed Accounting Principles), except that current liabilities shall exclude all Indebtedness and Holder Transaction Expenses.

“Order” means any order, writ, injunction, judgment, plan, decree, stipulation, determination or award of (or entered by or with) any of any Governmental Body.

“Ordinary Course of Business” means, with respect to any Person, the usual and ordinary course of the Person’s business consistent with past custom and practice; provided that any breach of Contract, breach of warranty, tort, infringement or violation of applicable Laws or Orders shall not be considered to be in the Ordinary Course of Business.

“Organizational Documents” has the meaning set forth in Section 3.01.

“Parent” has the meaning set forth in the preamble.

“Parent Shares” means shares of Parent Stock issued as Closing Consideration.

“Parent Stock” means the Parent’s Class A common stock, $0.001 par value.

“Parent Stock Value” shall mean $0.10 per share.

“Party” or “Parties” has the meaning set forth in the preamble.

“Per Share Price” has the meaning set forth in Section 1.04(k).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, consents, Orders and similar rights or authorizations obtained, or required to be obtained, from any Governmental Body or any other Person.

 “Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a Governmental Body or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; and (iv) any payroll or similar Taxes imposed on the Company with respect to the exercise or cancellation payment with respect to any Vested Option that accrues for Tax purposes on or prior to the Closing Date; provided, however, that Pre-Closing Taxes shall exclude (a) any Taxes to the extent of the amount taken into account in a determination of the Final Aggregate Merger Consideration by virtue that such amount (i) was reflected as a Holder Transaction Expense or (ii) the corresponding amount was specifically reflected as a liability or reserve in preparing the Net Working Capital (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as finally determined, (b) any Taxes resulting from a breach by Parent of any covenant or agreement contained in Article VI, and (c) any Taxes resulting from any action or activities of Parent or the Surviving Corporation occurring on the Closing Date after the Closing that are not contemplated by this Agreement and are outside the ordinary course of business.

“Principal” or “Principals” has the meaning set forth in the preamble. For the avoidance of doubt, the Principals are also Holders.

 “Privacy Laws” shall mean any Law related to the protection, privacy and security of sensitive personally identifiable information.

“Privacy Policies” has the meaning set forth in Section 3.11(n).

 “Publicly-Available Data” means any information or data that is made generally available to the public and is available on a non-exclusive basis under standard terms and conditions.

 “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

 “SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Security Requirements” has the meaning set forth in Section 3.11(n).

“Stockholders” means the holders of the Company Stock immediately prior to the Effective Time.

 “Subsidiary” means, with respect to any Person, as of the applicable point of time, each corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, any of the outstanding voting securities or voting equity interests.

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Systems” has the meaning set forth in Section 3.11(m).

“Tax” or “Taxes” means (i) any federal, provincial, territorial, state, municipal, schoolboard, school, local or non-U.S. taxes, like charges, levies, like fees or assessments imposed by any Governmental Body, or other authority, including income, gross receipts, business, capital, capital gains, goods and services, provincial sales, registration, value added, escheat, excise, severance, premium, windfall profit, customs, duties, land transfer, personal property, employment, payroll, license, employee, capital stock, franchise, profits, withholding, social security, unemployment, health, employment insurance, governmental pension plan premiums or contributions, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax, and (ii) any interest, penalty or addition thereto whether disputed or not and any interest in respect of any such additions or penalties.

 “Tax Returns” means any return, report, election, claim for refund, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Transactions” means the transactions contemplated by the Transaction Documents.

 “Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate to be entered into or delivered pursuant to this Agreement, including the Employment Agreements.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

 “Updated Distribution Schedule” has the meaning set forth in Section 2.01(xii).

“Voting Agreement” has the meaning set forth in the recitals.

 “Warrants” means warrants issued by the Company to purchase Company Common Stock.

“Warrantholders” means each holder of outstanding and unexercised Warrants immediately prior to the Effective Time.

Section 7.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Disclosure Schedule, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedule, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and the Disclosure Schedule to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The words “include” or “including” (in their various forms) means including without limitation. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Press Releases and Communications. Prior to the Closing, Parent shall not, without having previously informed the Company about the form, content and timing of any such announcement, issue any press release or otherwise make any public statements with respect to this Agreement or the Transactions, except as Parent believes may be required by (a) Law, (b) the SEC, (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the OTC Markets, the Financial Industry Regulatory Authority or any national securities exchange to which Parent is subject. Nothing herein express or implied shall require Parent to consult with the Company, the or any other Party following the Closing in connection with any such announcement, press release or public statement. The Company and the Holders shall not, without the prior written consent of Parent, issue any press release or otherwise make any public statements with respect to this Agreement or the Transactions.

Section 8.02 Expenses. Except as otherwise expressly provided herein, Parent and Merger Sub, on the one hand, and the Company (prior to the Closing) and the Holders, on the other hand, shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and the Transactions (whether consummated or not).

Section 8.03 Knowledge Defined. For purposes of this Agreement, the phrase “the Company’s knowledge” or similar phrases as used herein means the knowledge, after and assuming due and diligent inquiry, of each of the Principals.

Section 8.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.04):

If to Parent, Merger Sub or the Surviving Corporation, to:

Cytta Corp

6490 W Desert Inn Rd.

Las Vegas NV 89146

Attention: Gary Campbell CEO and Erik Stephansen, President

E-mail: gary@cytta.com and Erik@cytta.com

If to the Company (prior to Closing), to:

EraStar, Inc.

11411 South Highlands Parkway

Attention: Vanessa Luna, Chief Operating Officer and Jens Dalsgaard Co-CEO

Email: Vanessa@erastar.com

Section 8.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of Parent.

Section 8.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

Section 8.07 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 8.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedule or Exhibits may be amended, modified or supplemented only in a writing signed by Parent and the Representative. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

Section 8.09 Complete Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedule (other than an exception set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Nevada without giving effect to any choice or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEVADA OR THE COURTS OF THE STATE OF NEVADA, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11 Termination. This Agreement may be terminated at any time before the closing by: (i) the mutual written consent of all Parties; (ii) the failure of the Parties to act in good faith to complete the Merger by the closing date of October 6, 2014, unless otherwise extended by the Parties signing a written stipulation to extend the closing date; or, (iii) should the conditions and obligations of any Party be impossible to satisfy, or if any final and unappealable order or judgment from a court of competent jurisdiction prevents closing of the Agreement.

Section 8.12 Survival of Representations and Warranties. The representations and warranties of the Parties herein, as expressed in this Agreement, are limited by the closing date, and are agreed to not extend beyond the closing date, unless the closing date is otherwise extended by operation of Section 8.11.

Section 8.13 No Third Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent, Merger Sub, the Principals or the Holders in accordance with their specific terms or were otherwise breached by the Company, Parent, Merger Sub, the Principals or the Holders. It is accordingly agreed that (i) the Company and shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company or the Representative are entitled at law or in equity, without posting any bond or other undertaking and (ii) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company, the Representative, the Principals or any of the Holders and to enforce specifically the terms and provisions hereof against the Company, the Representative, the Principals and any of the Holders in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity, without posting any bond or other undertaking.

Section 8.15 Further Assurances. From time to time after the Closing, as and when requested by Parent, each of the Principals, each of the Holders shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Parent may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

Section 8.16 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 8.17 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 8.18 Headings, Sub Headings & Table of Contents. The headings, sub-headings and table of contents used in this Agreement are for convenience only, and are not to be construed to impart a meaning or affect the meaning of any term in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CYTTA CORP

By:	/s/ Gary Campbell
	Name:	Gary Campbell
	Title:	Chairman and Chief
Executive Officer

MERGER SUB, INC.

By:	/s/ Gary Campbell
	Name:	Gary Campbell
	Title:	President

ERASTAR, INC.

By:	/s/ Steffan Dalsgaard
	Name:	Steffan Dalsgaard
	Title:	Chief Executive Officer

EXHIBIT A

FORM OF LETTER OF TRANSMITTAL AND ACKNOWLEDGMENT FOR HOLDERS (STOCKHOLDERS AND WARRANTHOLDERS)

LETTER OF TRANSMITTAL

FOR SECURITIES

OF

ERASTAR, INC.

Pursuant to the Agreement and Plan of Merger, dated as of September11, 2014

THIS LETTER OF TRANSMITTAL SHOULD BE COMPLETED, SIGNED AND SENT TO ERASTAR AS SET FORTH BELOW. A FAILURE TO TIMELY RESPOND MAY AFFECT YOUR ABILITY AS A HOLDER TO ELECT TO RECEIVE SHARES OR WARRANTS IN THIS TRANSACTION.

By email, mail, fax, hand, overnight delivery or telephonic notice to:

EraStar Inc.

Suite 160

11411 South Highlands Parkway

Las Vegas Nevada 89141

Attn: Vanessa Luna

Telephone Inquiries: 702 480 9800

E-mail Inquiries: vanessa@erastar.com

PLEASE READ THE INSTRUCTIONS CAREFULLY

Ladies and Gentlemen (Holders):

This Letter of Transmittal is being delivered pursuant to the Agreement and Plan of Merger, dated as of September 11th, 2014 (the “Merger Agreement”), by and among Cytta Corp., a Nevada corporation (“Parent”), Merger Sub, Inc., a Nevada corporation and an indirect subsidiary of Parent (“Merger Sub”), EraStar, Inc., a Nevada corporation (the “Company”), and the Joining Holders. Capitalized terms used in this Letter of Transmittal and not defined herein shall have the meanings assigned to them in the Merger Agreement.

In connection with the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Merger Agreement, the undersigned hereby surrenders to the Company the stock certificates evidencing the shares of the Company owned by the Stockholder of record by the undersigned as described in Part A below (the “Shares”), each of which Shares will be converted at the Effective Time into the right to receive (a) the Closing Preferred Stock Consideration, (b) the Closing Common Stock Consideration and (c) the Closing Warrant Consideration, The Closing Preferred Stock Consideration, Closing Common Stock Consideration and Closing Warrant Consideration are sometimes referred to in this Letter of Transmittal as the Closing Consideration.

The undersigned Holder represents and warrants that the undersigned is the record owner of the Shares and has full power, authority and legal capacity to execute and deliver this Letter of Transmittal and to surrender the Certificates, free and clear of all liens, claims, charges and encumbrances whatsoever.

The undersigned Holder has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect the interests of the undersigned in connection with the Merger, (iii) the undersigned acknowledges that the Closing Consideration Shares were not offered to the undersigned by way of general solicitation or general advertising by any means, (iv) the undersigned (a) has reviewed the Disclosure Materials provided herewith and had a reasonable opportunity to ask questions of and receive answers from Parent concerning the acquisition of the Closing Consideration Shares, (b) has had access to Parent’s annual report on Form 10-K for the year ended September 31, 2013, and all other SEC Reports of Parent made pursuant to the Exchange Act through EDGAR, and (c) understands that the acquisition of the Closing Consideration Shares is subject to risks as stated in the risk factors disclosed in Parent’s SEC Reports or as otherwise may be applicable to similar investments and acknowledges that the undersigned has had an opportunity to review, and upon review, fully understands such risk factors, and (v) the undersigned understands that none of the Closing Consideration Shares have been registered under the Securities Act, that the Closing Consideration Shares will be issued on the basis of the exemption provided by Section 4(a)(2) of the Securities Act and under exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s and Parent’s reliance thereon is based in part upon the representations made by the undersigned in this Letter of Transmittal.

The undersigned Holder further acknowledges that, in the event that the undersigned elects to receive Closing Consideration Shares in the Merger, the undersigned is familiar with the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of the Closing Consideration Shares and the issuance by the Parent of the Closing Consideration Shares. In particular, the undersigned agrees that the Parent shall not be required to give any effect to a sale, assignment or transfer of the Closing Consideration Shares, unless (i) the sale, assignment or transfer of the Closing Consideration Shares is registered under the Securities Act, it being understood that the Closing Consideration Shares are not currently registered for sale and that the Parent’s obligations to register such Closing Consideration Shares is limited to the extent set forth in the Registration Rights Agreement, or (ii) such Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act, it being understood that Rule 144 is not available at the present time for the sale of the Closing Consideration Shares, or (iii) such sale, assignment or transfer is otherwise exempt from registration under the Securities Act. The undersigned further understands that an opinion of counsel and other documents may be required to transfer the Closing Consideration Shares, and the undersigned also understands that a restrictive legend stating substantially the following will be included on any certificate representing the Closing Consideration Shares:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The undersigned Holder agrees that surrender of the Certificates is made in acceptable form, and delivery of the consideration set forth in the second paragraph of this Letter of Transmittal will occur, only upon EraStar’s receipt of (a) this Letter of Transmittal, duly completed and signed.

The undersigned Holder acknowledges that, if EraStar does not receive, within ten (10) days after delivery of the form of Letter of Transmittal to the undersigned, a completed Letter of Transmittal duly executed by the undersigned in PART B below containing an Allocation Election to receive Closing Consideration Shares, the undersigned will be deemed to make an Allocation Election. The undersigned consents to and approves, without objection, the Merger. The undersigned also agrees to be bound by the provisions of Article X and Article XI of the Merger Agreement to the extent that such provisions relate to the sections of the Merger Agreement referenced in the preceding sentence.

The undersigned Holder irrevocably waives any notice of (i) appraisal rights under Section 262 of the Nevada General Corporation Law, and any appraisal rights under those sections or otherwise.

Please deliver the share portion of the Closing Consideration for each of the Shares set forth in Part A below as directed in Part B below in accordance with the Allocation Election made by the undersigned in Part B below.

The undersigned has had the opportunity to consult with the undersigned’s tax, financial, legal and other advisors regarding the Merger Agreement, this Letter of Transmittal and any related documents, and has not relied upon any statement by the Company, Parent or their respective affiliates or representatives as to such matters.

This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned (if an individual), and this Letter of Transmittal shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. If any provision of this Letter of Transmittal is declared invalid or unenforceable by a court having competent jurisdiction, it is agreed that the same shall endure except for the part declared invalid or unenforceable which shall instead be enforced to the maximum extent permitted under applicable law.

INSTRUCTIONS

1. General Requirements. To surrender the Certificates and receive the undersigned’s Proportionate Share of the Closing Preferred Stock Consideration and the Closing Common Stock Consideration and/or Closing Warrant Consideration, as applicable for each of the Shares, you must complete, sign and deliver this Letter of Transmittal and the other documents required by this Letter of Transmittal, to the address set forth above. Subject to execution and delivery of this Letter of Transmittal, the undersigned’s compliance with the provisions herein, and in accordance with the terms and conditions of the Merger Agreement the Company shall deliver to the undersigned Proportionate Share of the Closing Preferred Stock Consideration, Closing Common Stock Consideration and  Closing Warrant Consideration. As set forth in Section 1.04(g) of the Merger Agreement, if the Company does not receive, within ten (10) days after delivery of the form of Letter of Transmittal to you, a completed Letter of Transmittal  duly executed by you containing an Allocation Election to receive Closing Consideration Shares, you will be deemed to make an Allocation Election

2. Signatures on Letter of Transmittal. For this Letter of Transmittal to be effective, you must sign in Part C below. If you are an individual, then you must sign in Part A-1 below. If you are an entity, such as a trust, then you must sign in Part C-2 below. The signature(s) appearing on this Letter of Transmittal must correspond with the name(s) in which the Shares are registered. If any of the Shares are held of record by two or more joint holders, then all such holders must sign this Letter of Transmittal. If this Letter of Transmittal is signed by trustees, executors or others acting in a fiduciary or representative capacity, then such persons must so indicate when signing and deliver evidence satisfactory to the Company of their authority to so act.

3. Questions and Requests for Assistance. Questions and requests for assistance may be directed to the Company at Telephone: (702) 480-9800.

(If additional space is needed, attach a SIGNED schedule to this Letter of Transmittal.)

Part A.  HOLDER (STOCKHOLDER AND WARRANTHOLDER) HOLDINGS

a)

Common shares_________________

b)

Warrants ______________________

c)

Preferred Shares_________________

PART B. ALLOCATION ELECTION AND METHOD OF SHARE PAYMENT

Allocation Election: I hereby make the following Allocation Election (check):

 [    ] I elect to receive my Proportionate Share of the Closing Consideration under the Merger Agreement,

Method of Payment: I hereby direct that the Closing Consideration, to which I am entitled be issued in the name of the registered holder of my Company Shares as indicated in Part C of this Letter of Transmittal and be mailed to the undersigned at the address that appears on the official records of the Company. (Except to the extent that Special Issuance Instructions or Special Delivery Instructions PART D are completed below)

PART C. SIGNATURE FORM
PART C-1: SIGN HERE IF YOU ARE AN INDIVIDUAL

Print name(s) of registered holder(s):
(Must appear exactly as the name(s) appear(s) on the stock certificate(s))

Signature(s) of registered holder(s):

Date: , 2014	Daytime telephone number: ( )

E-mail address:

PART C-2: SIGN HERE IF YOU ARE AN ENTITY, TRUST OR ESTATE

Print name(s) of registered holder(s):	(Must appear exactly as the name(s) appear(s) on the stock certificate(s))

Signature(s) of authorized representative(s):

Title of authorized representative(s):

Date: , 2014	Daytime telephone number: ( )

E-mail address:

 PART D

PART D1 SPECIAL ISSUANCE INSTRUCTIONS

 Fill in ONLY if the Closing Consideration Shares are to be issued in a name other than the registered holder of my Company Shares.

Name:

        (Please Print First, Middle & Last Name)

Address

                                     (Number and Street)

                      (City, State & Zip Code)

    (Tax Identification or Social Security Number)

PART D-2 SPECIAL DELIVERY INSTRUCTIONS

Fill in ONLY if the Closing Consideration Shares are to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown on the official records of the Company.

Deliver Closing Consideration Shares to:

Name:

        (Please Print First, Middle & Last Name)

Address

                                     (Number and Street)

                      (City, State & Zip Code)

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